United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

June 1, 2009

Date of Report

[Date of Earliest Event Reported]

LIPIDVIRO TECH, INC.

(Exact name of issuer as specified in its charter)

Nevada	000-49655	87-0678927
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

4685 S. Highland Drive, Suite #202

Salt Lake City, Utah 84117

(Address of Principal Executive Offices)

(801) 278-9424

(Registrant’s Telephone Number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 1, 2009, Steven Keyser tendered his resignation as a director of LipidViro Tech, Inc., a Nevada corporation (the “Company”).  Mr. Keyser’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. disagreements with the Company.  Thomas J. Howells, the Company’s sole remaining director: (i) appointed Shelley Goff to fill a vacancy on the Board of Directors, effective as of June 3, 2009, to serve until the next annual meeting of the Company’s stockholders or her prior resignation or termination; (ii) accepted Mr. Keyser’s resignation; and (iii) appointed Ms. Goff to serve as the Company’s Treasurer until the next annual meeting of the Company’s Board of Directors or her prior resignation or termination.

The Company has not entered into any compensatory plan, contract or arrangement regarding Ms. Goff’s services as an officer and director.

Ms. Goff is 48 years of age.  She graduated from the University of Utah in 1992 with a B.S. in Finance.  Ms. Goff has been the sole proprietor of The Financial Organizer since 1990 and prepares documents for EDGAR filing with the Securities and Exchange Commission for public companies.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIPIDVIRO TECH, INC., a Nevada corporation

Date:	June 3, 2009	By:	/s/ Thomas J. Howells
Thomas J. Howells
President, CEO and Director